Exhibit 99.1
NEWS RELEASE

Investor Contact:	Media Contact:
Jessica Greiner	Jack Todd
Director of Investor Relations	Trinity Industries, Inc.
Trinity Industries, Inc.	214/589-8909
214/631-4420
FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Record First Quarter 2014 Results and
Increases Full Year 2014 Earnings Guidance

DALLAS, Texas - April 29, 2014 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the first quarter ended March 31, 2014, including the following significant highlights:

•	Record quarterly earnings per common diluted share of $2.85, a 188% increase year-over-year

•	Record quarterly revenue and net income of $1.5 billion and $226.4 million, respectively, a year-over-year increase of 57% and 186%, respectively

•	Anticipates full year 2014 earnings per common diluted share of between $7.00 and $7.50, compared to its previous full year 2014 earnings guidance of between $6.30 and $7.00

•	Rail Group receives orders for 9,625 new railcars during the first quarter resulting in a record backlog of 42,630 units with a record value of $5.2 billion

•	Inland Barge Group receives orders with a value of $215 million, resulting in a backlog with a value of $508 million

•	Receives total proceeds of $514 million from the sale of new and existing leased railcars to Element Financial Corporation under the Company’s strategic alliance formed last December

•
Energy Equipment Group invests $118 million in three previously announced acquisitions of energy-related assets serving the cryogenic containers market and well-site and midstream production activities

Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $226.4 million, or $2.85 per common diluted share, for the first quarter ended March 31, 2014. Net income for the same quarter of 2013 was $79.1 million, or $0.99 per common diluted share, including $6.6 million, or $0.08 per common diluted share, from discontinued operations. Revenues for the first quarter of 2014 increased 57% to $1.5 billion compared to revenues of $932.9 million for the same quarter of 2013. First quarter 2014 results benefitted from a lower effective tax rate of 32.5% primarily due to certain domestic manufacturing tax deductions, lower state taxes, and the partnership tax status of the Company’s non-controlling interests.

“The Company sustained its positive momentum during the first quarter, reporting a record level of net income and EPS that exceeded prior record levels by a wide margin,” said Timothy R. Wallace, Trinity’s Chairman, CEO and President.“During the first quarter, all of our business groups improved their results, increasing both operating profit and margin compared to the prior year. Since the fourth quarter of 2010, we have been successful in extending year-over-year growth in revenue and net income. These are tremendous accomplishments, and I am very proud of our people, whose capabilities and hard work enabled us to realign our manufacturing capacity to meet strong demand for our products and services that support the oil, gas, and chemicals industries.”

Mr. Wallace added, “I am pleased with the value we are creating from the strategic railcar leasing transactions we have completed over the last year. Our leasing platform provides the Company with a tremendous amount of financial flexibility, creating capital available to invest across our portfolio of businesses and grow through acquisitions. During the first quarter of 2014, we acquired the assets of three manufacturing companies that provide us with important competencies as we grow our presence in the energy markets. We will continue to invest resources to position our company for continued growth.”

Business Group Results
In the first quarter of 2014, the Rail Group reported record revenues of $857.4 million and a record operating profit of $167.5 million, resulting in increases compared to the first quarter of 2013 of 37% and 63%, respectively. The Rail Group shipped 6,890 railcars and received orders for 9,625 railcars during the first quarter. The Rail Group backlog increased to a record $5.2 billion at March 31, 2014, representing a record 42,630 railcars, compared to a backlog of $5.0 billion as of December 31, 2013, representing 39,895 railcars.

During the first quarter of 2014, the Railcar Leasing and Management Services Group reported revenues of $443.1 million compared to revenues of $134.4 million in the first quarter of 2013. Revenues from operations, included in total revenues, were $150.2 million for the first quarter of 2014 compared to $134.3 million for the same quarter of 2013 with the increase resulting from continued growth in the lease fleet, higher rental rates, and increased utilization. The Group also recognized $292.9 million in revenue from sales of railcars from the lease fleet owned for less than a year during the first quarter compared to $0.1 million in the first quarter of 2013. Proceeds from the sale of railcars from the lease fleet owned for more than a year at the time of sale are not included in revenue.

Operating profit for the Railcar Leasing and Management Services Group was $230.3 million for the first quarter of 2014 compared to operating profit of $61.6 million during the first quarter of 2013. Operating profit from operations increased for the three months ended March 31, 2014 compared to the same period last year due to lease fleet growth, higher rental rates, and increased utilization. Operating profit for the first quarter of 2014 included $88.9 million of profit from railcar sales owned one year or less while the comparable amount for the same period last year was insignificant. Operating profit for the first quarter of 2014 also included $77.5 million of profit from railcar sales owned more than a year totaling $224.3 million compared to $6.8 million of profit from railcar sales owned more than a year totaling $30.6 million for the first quarter of 2013. Included in these amounts are $500.6 million of sales to Element Financial Corporation with an operating profit of $161.6 million, all of which was included in the Company’s first quarter earnings guidance provided in February.

The Inland Barge Group reported revenues of $136.9 million compared to revenues of $147.4 million in the first quarter of 2013. Operating profit for this Group was $26.7 million in the first quarter of 2014 compared to $24.3 million in the first quarter of 2013. The decrease in revenues compared to last year was due to lower delivery volumes while the increase in operating profit resulted from a more favorable product mix compared to the same quarter last year. The Inland Barge Group received orders of $215.3 million during the quarter, and as of March 31, 2014 had a backlog of $508.0 million compared to a backlog of $429.6 million as of December 31, 2013.

The Energy Equipment Group reported revenues of $210.6 million in the first quarter of 2014 compared to revenues of $154.7 million in the same quarter of 2013. Revenues increased compared to the same period in 2013 due to increased demand for storage containers, higher shipments of structural wind towers, and acquisition-related volume from transactions completed in the first quarter of 2014. Operating profit for the first quarter of 2014 increased to $22.9 million compared to $14.9 million in the same quarter last year. The backlog for structural wind towers as of March 31, 2014 was $476.7 million compared to a backlog of $553.9 million as of December 31, 2013.

Revenues in the Construction Products Group were $113.1 million in the first quarter of 2014 compared to revenues of $103.8 million in the first quarter of 2013. Revenues increased for the first quarter of 2014 compared to the same period in 2013 primarily due to higher acquisition-related volumes in our Aggregates business. The Group recorded an operating profit of $21.7 million in the first quarter of 2014 compared to an operating profit of $7.7 million in the first quarter of 2013. Included in the operating results for the first quarter of 2014, and the Company’s first quarter earnings guidance provided in February, is an $11.2 million gain from the sale of certain land held by our Aggregates business.

Cash and Liquidity
At March 31, 2014, the Company had cash and marketable securities of $788.6 million. When combined with capacity under committed credit facilities, the Company had approximately $1.5 billion of available liquidity at the end of the first quarter.

Share Repurchase
During the quarter, the Company repurchased approximately 138,000 shares of common stock under its share repurchase authorization at a cost of $10.0 million leaving $240.0 million remaining under its current authorization through December 31, 2015.

Convertible Notes
The Company’s $450 million convertible notes have a dilutive impact on the calculation of earnings per share when the average stock price for the quarter exceeds the conversion price. The average stock price for the first quarter was $64.08 per share compared to the conversion price in effect during the quarter of $50.69 per share, the result of which added 1,855,019 additional shares to the Company’s diluted share count, reducing earnings per share by $0.06 per share. The average stock price assumption included in the Company’s full year 2014 earnings guidance, as discussed in the next section, is $70.40, which assumes the recent $72.50 stock price for the remainder of the year, adding approximately 2.5 million shares to the Company’s diluted share count and reducing full year 2014 earnings per share by approximately $0.24 per share. The Company’s guidance assumes an annual weighted average share count of 78 million shares.

Earnings Outlook
The Company anticipates earnings for the full year of 2014 of between $7.00 and $7.50 per common diluted share compared to its previous 2014 earnings guidance of between $6.30 and $7.00 per share. This compares to full year earnings per common diluted share of $4.75 in 2013. The Company’s guidance includes a tax rate of 34.0% for the remainder of the year. Actual results may differ from present expectations, as noted below.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on April 30, 2014 to discuss its first quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0118 until 11:59 p.m. Eastern on May 07, 2014.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses which provide products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.
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Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues	$1,460.5	$932.9
Operating costs:
Cost of revenues	1,074.0	711.1
Selling, engineering, and administrative expenses	83.6	69.0
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales	(77.5)	(6.8)
Other	(10.9)	0.1
	1,069.2	773.4
Operating profit	391.3	159.5
Interest expense, net	45.9	48.8
Other (income) expense	(0.4)	(2.7)
Income before income taxes	345.8	113.4
Provision for income taxes	112.5	41.2
Net income from continuing operations	233.3	72.2
Net gain on sale of discontinued operations	—	7.0
Net income (loss) from discontinued operations	(0.3)	(0.4)
Net income	233.0	78.8
Net income (loss) attributable to noncontrolling interest	6.6	(0.3)
Net income attributable to Trinity Industries, Inc.	$226.4	$79.1

Net income attributable to Trinity Industries, Inc. per common share:
Basic
Continuing operations	$2.91	$0.91
Discontinued operations	—	0.08
	$2.91	$0.99
Diluted
Continuing operations	$2.85	$0.91
Discontinued operations	—	0.08
	$2.85	$0.99
Weighted average number of shares outstanding:
Basic	75.1	76.9
Diluted	77.0	77.0

Operating profit from sales of railcars owned one year or less at the time of sale included in revenues and cost of revenues was $88.9 million and $0.0 million for the three months ended March 31, 2014 and 2013, respectively.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2014	2013
Rail Group	$857.4	$625.5
Construction Products Group	113.1	103.8
Inland Barge Group	136.9	147.4
Energy Equipment Group	210.6	154.7
Railcar Leasing and Management Services Group	443.1	134.4
All Other	23.2	19.3
Segment Totals before Eliminations	1,784.3	1,185.1
Eliminations - lease subsidiary	(249.1)	(198.0)
Eliminations - other	(74.7)	(54.2)
Consolidated Total	$1,460.5	$932.9

	Three Months Ended March 31,
Operating profit (loss):	2014	2013
Rail Group	$167.5	$102.9
Construction Products Group	21.7	7.7
Inland Barge Group	26.7	24.3
Energy Equipment Group	22.9	14.9
Railcar Leasing and Management Services Group	230.3	61.6
All Other	(5.4)	(2.6)
Segment Totals before Eliminations and Corporate Expenses	463.7	208.8
Corporate	(23.1)	(16.6)
Eliminations - lease subsidiary	(49.3)	(32.4)
Eliminations - other	—	(0.3)
Consolidated Total	$391.3	$159.5

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2014	December 31, 2013
Cash and cash equivalents	$532.2	$428.5
Short-term marketable securities	256.4	149.7
Receivables, net of allowance	421.4	372.7
Inventories	904.0	814.7
Restricted cash	231.4	260.7
Net property, plant, and equipment	4,620.6	4,770.6
Goodwill	360.3	278.2
Other assets	253.9	238.3
	$7,580.2	$7,313.4

Accounts payable	$257.8	$216.3
Accrued liabilities	614.7	567.4
Debt, net of unamortized discount of $70.6 and $74.1	2,940.2	2,989.8
Deferred income	39.8	40.8
Deferred income taxes	654.6	650.7
Other liabilities	103.2	99.3
Stockholders' equity	2,969.9	2,749.1
	$7,580.2	$7,313.4

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2014	December 31, 2013
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,464.5	$1,418.9
Accumulated depreciation	(764.1)	(748.3)
	700.4	670.6
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.6	10.3
Equipment on lease	3,304.5	3,509.1
Accumulated depreciation	(545.5)	(554.8)
	2,769.6	2,964.6
Partially-owned subsidiaries:
Equipment on lease	1,889.1	1,887.2
Accumulated depreciation	(215.3)	(202.1)
	1,673.8	1,685.1

Net deferred profit on railcars sold to the Leasing Group	(523.2)	(549.7)
	$4,620.6	$4,770.6
Leasing portfolio information:
Portfolio size (number of railcars)	73,545	75,685
Portfolio utilization	99.5%	99.5%

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2014	December 31, 2013
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Less: unamortized discount	(70.6)	(74.1)
	379.4	375.9
Other	0.9	0.9
	380.3	376.8
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	41.4	42.2
	41.4	42.2
Non-recourse:
Secured railcar equipment notes	756.9	766.6
Warehouse facility	133.2	152.0
Promissory notes	389.1	396.1
	1,279.2	1,314.7
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,239.3	1,256.1
	1,239.3	1,256.1
	$2,940.2	$2,989.8

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2014	December 31, 2013
Leasing Debt Summary
Total Recourse Debt	$41.4	$42.2
Total Non-Recourse Debt(1)	2,518.5	2,570.8
	$2,559.9	$2,613.0
Total Leasing Debt
Wholly-owned subsidiaries	$1,320.6	$1,356.9
Partially-owned subsidiaries	1,239.3	1,256.1
	$2,559.9	$2,613.0
Equipment on Lease(1)
Wholly-owned subsidiaries	$2,769.6	$2,964.6
Partially-owned subsidiaries	1,673.8	1,685.1
	$4,443.4	$4,649.7
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	47.7%	45.8%
Partially-owned subsidiaries	74.0%	74.5%
Combined	57.6%	56.2%

(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Three Months Ended March 31,
	2014	2013
Operating activities:
Net income	$233.0	$78.8
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	0.3	(6.6)
Depreciation and amortization	55.3	50.0
Net gains on sales of railcars owned more than one year at the time of sale	(77.5)	(6.8)
Other	7.9	47.0
Changes in assets and liabilities:
(Increase) decrease in receivables	(43.3)	(22.9)
(Increase) decrease in inventories	(57.9)	(26.3)
Increase (decrease) in accounts payable and accrued liabilities	69.2	2.7
Other	18.3	(14.1)
Net cash provided by operating activities	205.3	101.8
Investing activities:
Proceeds from sales of railcars owned more than one year at the time of sale	224.3	30.6
Proceeds from disposition of property, plant, and equipment	17.2	0.6
Capital expenditures - leasing, net of sold railcars owned one year or less with a net cost of $204.0 and $0.1	0.4	(166.8)
Capital expenditures - manufacturing and other	(49.1)	(25.8)
(Increase) decrease in short-term marketable securities	(106.7)	(59.9)
Acquisitions	(112.6)	(9.1)
Other	2.9	(1.2)
Net cash required by investing activities	(23.6)	(231.6)
Financing activities:
Payments to retire debt	(53.1)	(83.5)
Shares repurchased	(12.5)	—
Dividends paid to common shareholders	(11.6)	(8.7)
Distributions to noncontrolling interest	(5.4)	—
(Increase) decrease in restricted cash	4.3	7.9
Other	0.3	1.6
Net cash provided by financing activities	(78.0)	(82.7)
Net increase (decrease) in cash and cash equivalents	103.7	(212.5)
Cash and cash equivalents at beginning of period	428.5	573.0
Cash and cash equivalents at end of period	$532.2	$360.5

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)
Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended March 31, 2014			Three Months Ended March 31, 2013
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income from continuing operations	$233.3			$72.2
Less: net income (loss) from continuing operations attributable to noncontrolling interest	6.6			(0.3)
Net income from continuing operations attributable to Trinity Industries, Inc.	226.7			72.5
Unvested restricted share participation	(7.8)			(2.3)
Net income from continuing operations attributable to Trinity Industries, Inc. - basic	218.9	75.1	$2.91	70.2	76.9	$0.91
Effect of dilutive securities: Stock options	—	—		—	0.1
Convertible subordinated notes	0.2	1.9		—	—
Net income from continuing operations attributable to Trinity Industries, Inc. - diluted	$219.1	77.0	$2.85	$70.2	77.0	$0.91

Net income (loss) from discontinued operations, net of taxes	$(0.3)			$6.6
Unvested restricted share participation	—			(0.2)
Net income (loss) from discontinued operations, net of taxes - basic	(0.3)	75.1	$—	6.4	76.9	$0.08
Effect of dilutive securities: Stock options	—	—		—	0.1
Convertible subordinated notes	—	1.9		—	—
Net income (loss) from discontinued operations, net of taxes - diluted	$(0.3)	77.0	$—	$6.4	77.0	$0.08

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended March 31,
	2014	2013

Net income from continuing operations	$233.3	$72.2
Add:
Interest expense	46.3	49.2
Provision for income taxes	112.5	41.2
Depreciation and amortization expense	55.3	50.0
Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$447.4	$212.6

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